Exhibit 5.2

May 26, 2016

To Each of the Parties Listed

on Schedule A Attached Hereto

Re: LATAM Airlines Group S.A. 2015-1 Pass Through Certificates

Ladies and Gentlemen:

We have acted as counsel to (i) Wilmington Trust Company, a Delaware trust company (in its individual capacity, “WTC”; in its capacity as Subordination Agent, Paying Agent, Pass Through Trustee or Loan Trustee, the “Trustee”), and (ii) Wilmington Trust, National Association (in its individual capacity, “WTNA”; in its capacity as Escrow Agent, the “Escrow Agent”), a national banking association, in connection with the transactions contemplated by (a) a Pass Through Trust Agreement, dated as of May 29, 2015, among, inter alios, WTC, as Pass Through Trustee, and LATAM Airlines Group S.A. (“LATAM”) (the “Basic Agreement”), as supplemented by Pass Through Trust Supplement No. 2015-1A and Pass Through Trust Supplement No. 2015-1B, each dated as of May 29, 2015 (each, a “Trust Supplement”, and together with the Basic Agreement, as so supplemented, the “Pass Through Trust Agreements”), and (b) the Registration Statement on Form F-4 (the “Registration Statement”) of LATAM with the Securities and Exchange Commission in accordance with the provisions of the Registration of Rights Agreements (hereinafter defined) pursuant to which outstanding Pass Through Trust Certificates, Series 2015-1A and Series 2015-1B (collectively, the “Old Certificates”) were issued and pursuant to which new Pass Through Trust Certificates, Series 2015-1A and Series 2015-1B (collectively, the “New Certificates”) are to be issued in exchange therefor. This opinion is furnished at the request of the parties. Capitalized terms used herein and not otherwise defined are used as defined in the Pass Through Trust Agreements, except that reference herein to any document shall mean such document as in effect as of the date hereof.

We have examined executed counterparts of the following documents:

(a)	the Pass Through Trust Agreements;

(b)	the Intercreditor Agreement (2015-1) , dated as of May 29, 2015, among the Trustee and Natixis, acting through its New York Branch, as Class A Liquidity Provider and as Class B Liquidity Provider;

(c)	the Note Purchase Agreement, dated as of May 29, 2015, among the various Owners as defined therein, LATAM, the Trustee, the Escrow Agent and MaplesFS Limited, as Put & Call Trustee, and all form aircraft financing documents attached thereto;

To Each of the Parties Listed

on Schedule A Attached Hereto

May 26, 2016

(d)	the Escrow and Paying Agreement (Class A) and Escrow and Paying Agreement (Class B), each dated as of May 29, 2015, among the Escrow Agent, Citigroup Global Markets Inc., for itself and on behalf of the several Initial Purchasers and the Trustee;

(e)	the Liquidity Facilities;

(f)	the Certificate Purchase Agreement, dated May 14, 2015, among LATAM, the various Owners as defined therein, Citigroup Global Markets Inc. for itself and on behalf of the several Initial Purchasers, and Natixis, New York Branch, as Depositary;

(g)	the four separate Call Option Agreements, dated as of May 29, 2015 between LATAM, as Shareholder, and the Trustee, for each of (i) the 2015 Narrow Body Owner, (ii) 2015 Wide Body Owner, (iii) 2016 Narrow Body Owner and (iv) 2016 Wide Body Owner;

(h)	the four separate Put Option Agreements, dated as of May 29, 2015 between LATAM, as Shareholder, and the Trustee, for each of (i) the 2015 Narrow Body Owner, (ii) 2015 Wide Body Owner, (iii) 2016 Narrow Body Owner and (iv) 2016 Wide Body Owner;

(i)	the Registration Rights Agreement, dated May 29, 2015, among the LATAM, the Trustee and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Natixis Securities Americas LLC, in their capacity as representatives of the Initial Purchasers;

(j)	the Registration Rights Agreement, dated as of May 29, 2015, among LATAM, the Trustee, and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Natixis Securities Americas LLC, in their capacity as representatives of the Initial Purchasers;

(k)	the Form of Exchange Pass Through Trust Certificate, Series 2015-1A and Form of Exchange Pass Through Trust Certificate, Series 2015-1B to be issued in exchange for the Old Certificates (such issuance and exchange, the “Exchange Offer”) (the documents listed in (a) through (k) are collectively referred to herein as the “Transaction Documents”); and

(l)	(1) the preliminary offering memorandum of LATAM, dated May 13, 2015, relating to the Class A Certificates and the Class B Certificates (the “Preliminary Offering Memorandum”), (2) the preliminary offering memorandum supplement relating to upsizing the offering, (3) the Pricing Term Sheet, dated May 14, 2015, and (4) the final offering memorandum, dated May 14, 2015, relating to the Class A Certificates and the Class B Certificates (the “Offering Memorandum”).

To Each of the Parties Listed

on Schedule A Attached Hereto

May 26, 2016

We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1.        WTC is a trust company duly organized and validly existing in good standing under the laws of the State of Delaware, and has the corporate power, authority and legal right to execute, deliver and perform its obligations under, in its individual capacity, or as Trustee, as the case may be, the Transaction Documents and the New Certificates.

2.        Each of the Transaction Documents to which WTC or the Trustee, as the case may be, is a party has been duly authorized, executed and delivered by WTC in its individual capacity, or as Trustee, as the case may be, and constitutes the legal, valid and binding obligation of WTC in its individual capacity, or as Trustee, as the case may be, enforceable against WTC in its individual capacity, or as Trustee, as the case may be, in accordance with its terms. Each of the Pass Through Trust Agreements is a legal, valid and binding obligation of LATAM, enforceable against LATAM in accordance with its terms.

3.        WTC, solely in its capacity as Trustee, has duly authorized, issued, executed and delivered the Old Certificates to the holders thereof pursuant to the terms and provisions of the Pass Through Trust Agreements; the Old Certificates are duly authorized, legal, valid and binding obligations of the Trusts, enforceable against the Trusts in accordance with their terms and the terms of the Pass Through Trust Agreements and are entitled to the benefits of the related Pass Through Trust Agreements.

4.        WTC, solely in its capacity as Trustee, has duly authorized the New Certificates and, when duly issued, executed and delivered pursuant to the terms of the applicable Pass Through Trust Agreement, the applicable Registration Rights Agreement and the applicable Exchange Offer, the New Certificates will be duly authorized, legal, valid and binding obligations of the Trusts, enforceable against the Trusts in accordance with their terms and the terms of the Pass Through Trust Agreement, and are entitled to the benefits of the related Pass Through Trust Agreement.

To Each of the Parties Listed

on Schedule A Attached Hereto

May 26, 2016

5.        No authorization, consent or approval of, notice to or filing with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware or the United States governing the trust powers of WTC is required for the execution, delivery or performance by WTC in its individual capacity, or as Trustee, as the case may be, of the Transaction Documents to which it is party, the Old Certificates or the New Certificates.

6.        Neither the execution, delivery or performance by WTC in its individual capacity, or as Trustee, as the case may be, of the Transaction Documents to which it is party, the Old Certificates or the New Certificates, nor compliance with the terms and provisions thereof, conflicts with the charter or bylaws of WTC or results in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation of the State of Delaware or the United States governing the trust powers of WTC or, to our knowledge, any order, writ, injunction or decree of any court or governmental authority against WTC or by which it or any of its properties is bound or, to our knowledge, any indenture, mortgage, contract or other agreement or instrument to which WTC is a party or by which it or any of its properties is bound, or constitutes a default thereunder.

7.        Assuming that the Trusts (as defined in the Intercreditor Agreement) will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the United States Internal Revenue Code of 1986, as amended (the “Code”), or as a partnership under Subchapter K of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) the Certificateholders (as defined in the Basic Agreement) that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

8.        The statements set forth under the caption “Certain Delaware Taxes” in the Preliminary Offering Memorandum and the Offering Memorandum, insofar as such statements purport to constitute summaries of Delaware tax law and regulations or legal conclusions with respect thereto, are accurate summaries of the matters described therein in all material respects.

To Each of the Parties Listed

on Schedule A Attached Hereto

May 26, 2016

9.        To our knowledge, there are no proceedings pending or threatened against or affecting WTC in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect any Trust or question the right, power and authority of WTC in its individual capacity, or as Trustee, as the case may be, to enter into or perform its obligations under the Transaction Documents or to issue the New Certificates or which would call into question or challenge the validity of any of the Transaction Documents or the New Certificates, or the enforceability thereof.

10.        Each of the Equipment Notes (as defined in the Note Purchase Agreement) to be delivered to and registered in the name of the Subordination Agent pursuant to the Participation Agreements, the Indentures (each as defined in the Intercreditor Agreement), the Note Purchase Agreement and the Intercreditor Agreement will be held by the Subordination Agent in trust as trustee for the Trustee under the Pass Through Trust Agreement on behalf of the Certificateholders of each related Trust.

11.        WTNA is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and has the corporate power and authority to execute, deliver and perform its obligations under, in its individual capacity, or as Escrow Agent, as the case may be, the Transaction Documents.

12.        Each of the Transaction Documents to which WTNA or the Escrow Agent is a party, as the case may be, has been duly authorized, executed and delivered by WTNA in its individual capacity, or as Escrow Agent, as the case may be, and constitutes a legal, valid and binding obligation of WTNA in its individual capacity, or as Escrow Agent, as the case may be, enforceable against WTNA in its individual capacity, or as Escrow Agent, as the case may be, in accordance with its terms.

13.        No authorization, consent or approval of, notice to or filing with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware or the United States of America governing the banking and trust powers of WTNA is required for the execution, delivery or performance by WTNA in its individual capacity, or as Escrow Agent, as the case may be, of the Transaction Documents to which it is party.

14.        Neither the execution, delivery or performance by WTNA in its individual capacity, or as Escrow Agent, as the case may be, of the Transaction Documents to which it is party, nor compliance with the terms and provisions thereof, conflicts with the charter or bylaws of WTNA or results in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation of the State of Delaware or the United States governing the banking and trust powers of WTNA or, to our knowledge, any order, writ, injunction or decree of any court or governmental authority against WTNA or by which it or any of its properties is bound or, to our knowledge, any indenture, mortgage, contract or other agreement or instrument to which WTNA is a party or by which it or any of its properties is bound, or constitutes a default thereunder.

To Each of the Parties Listed

on Schedule A Attached Hereto

May 26, 2016

15.        To our knowledge, there are no proceedings pending or threatened against or affecting WTNA in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect any Trust or question the right, power and authority of WTNA in its individual capacity, or as Trustee, as the case may be, to enter into or perform its obligations under the Transaction Documents or which would call into question or challenge the validity of any of the Transaction Documents or the enforceability thereof.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A.        We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware, the federal laws of the United States of America governing the trust powers of WTC and the federal laws of the United States of America governing the banking and trust powers of WTNA, except that we express no opinion with respect to (i) federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, (ii) Part A of Subtitle VII of Title 49 of the United States Code, as amended, (iii) the Federal Communications Act of 1934, as amended, (iv) state securities or blue sky laws, or (v) laws, rules and regulations applicable to the particular nature of the equipment acquired by LATAM. Insofar as the foregoing opinions relate to the validity and enforceability of the Transaction Documents expressed to be governed by the laws of the State of New York, we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).

B.        The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

C.        We have assumed the due authorization, execution and delivery by each of the parties thereto (other than WTC in its individual capacity, or as Trustee, as the case may be, or WTNA in its individual capacity, or as Escrow Agent, as the case may be) of the Transaction Documents, and that each of such parties has the full power, authority and legal right to execute, deliver and perform each such document.

D.        We have assumed that all signatures (other than those of WTC in its individual capacity, or as Trustee, as the case may be, or WTNA in its individual capacity, or as Escrow Agent, as the case may be) on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

To Each of the Parties Listed

on Schedule A Attached Hereto

May 26, 2016

E.        The opinions expressed in paragraphs 9 and 15 above regarding any pending litigation or court order with respect to the Trusts are limited solely to our search as of the date hereof of public records of the Chancery Court of the State of Delaware in and for New Castle County, the Superior Court of the State of Delaware in and for New Castle County and the United States District Court for the District of Delaware.

F.        We have not participated in the preparation of any offering materials with respect to the Certificates and assume no responsibility for their contents.

G.        In basing the opinions set forth herein on “our knowledge,” the words “our knowledge” signify that no information has come to the attention of the attorneys in the firm who are directly involved in the representation of WTC or WTNA in this transaction that would give us actual knowledge that any such opinions are not accurate. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

This opinion may be relied upon by you in connection with the matters set forth herein subject to the understanding that (i) the opinions rendered herein are given on the date hereof and such opinions are rendered only with respect to laws, rules and regulations in effect as of such date and (ii) we assume no obligation to advise you or any other Person of any changes to the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. We also consent to the reliance upon this opinion as to matters of Delaware law and certain matters relating to the authorization, execution and delivery of the Basic Agreement, each Trust Supplement and the New Certificates by Clifford Chance US LLP as if it were addressed to them, in rendering their opinion to you of even date herewith.. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

/s/ Morris James LLP

LCL/pab

SCHEDULE A

LATAM Airlines Group S.A.

Wilmington Trust Company

Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business

Moody’s Investors Services, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Natixis Securities Americas LLC

Wilmington Trust, National Association